Exhibit 10.2

TAX MATTERS AGREEMENT

by and among

Nxt-ID, Inc.

and

PartX, Inc.

Dated as of ___________, 2019

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT (this “Agreement”), dated as of _______, 2019 is by and among Nxt-ID, Inc., a Delaware corporation (“Nxt-ID”), and PartX, Inc., a Delaware corporation (“PartX”). Each of Nxt-ID and PartX is sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, Nxt-ID and PartX have entered into the Separation Agreement pursuant to which (a) (i) Nxt-ID will transfer all of the shares of Fit-Pay to PartX and (ii) Nxt-ID will, and will cause its Subsidiaries to, transfer certain assets, liabilities and subsidiaries of the Payments Business to PartX, as a result of which PartX will own, directly and indirectly through its Subsidiaries, the Payments Business and will not own any of the Security Technology Business (collectively, the “Internal Reorganization”), (b) the Share Exchange (as defined in the Separation Agreement) and (c) Nxt-ID will distribute, on a pro rata basis, all of the issued and outstanding shares of PartX Common Stock owned by Nxt-ID to the holders of Nxt-ID Common Stock1 (the “Distribution”) as described therein;

WHEREAS, the Parties wish to provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing of Tax Returns, and provide for certain other matters relating to Taxes;

WHEREAS, it is the intention of the Parties that the Internal Reorganization together with the distribution by Nxt-ID of all of the PartX Common Stock owned by Nxt-ID in the Distribution, qualify as a reorganization and tax-free distribution within the meaning of Sections 368(a)(1)(D) and 355 of the Code (the “Intended Tax Treatment”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 8.01.

“Adjustment” means an adjustment of any item of income, gain, loss, deduction, credit or any other item affecting Taxes of a taxpayer pursuant to a Final Determination.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement.

“Carryback” has the meaning set forth in Section 5.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Parent” means the “common parent corporation” of an “affiliated group” (in each case, within the meaning of Section 1504 of the Code) filing a U.S. federal consolidated Income Tax Return.

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Distribution Date” means the date on which the Distribution is paid.

“Distribution Taxes” mean, without duplication, (i) any and all U.S. federal, state and local Income Taxes required to be paid by or imposed on a Party or any of its Affiliates resulting from, or directly arising in connection with, the failure of any of the Internal Reorganization or the Distribution to qualify for the Intended Tax Treatment (or the failure to qualify under or the application of corresponding provisions of the Laws of any U.S. state or local jurisdiction), and (ii) [reserved].

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable Law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to the applicable Taxing Authority to avoid the incurrence of interest, penalties and/or additions to Tax.

“Employee Matters Agreement” means the Employee Matters Agreement by and between the Parties dated as of the date hereof.

“Extraordinary Transaction” means any action that is not in the Ordinary Course of Business, but shall not include (a) any action described in or contemplated by the Separation Agreement or any Ancillary Agreement, (b) any action that is undertaken pursuant to the Internal Reorganization or the Distribution, or (c) any compensatory payment or compensatory transfer in respect of services made as a result of, or in connection with, the Internal Reorganization or the Distribution (which shall be treated as paid immediately before the Distribution on the Distribution Date).

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed to a court other than the Supreme Court of the United States, (b) a final settlement with the IRS, a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the Laws of other jurisdictions, which resolves the entire Tax liability for any taxable period, (c) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund or credit may be recovered by the jurisdiction imposing the Tax, or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations or the execution of a pre-filing agreement with the IRS or other Taxing Authority.

“Governmental Authority” means any government, governmental or quasi-governmental authority, or any regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, and any court, tribunal, or judicial body, in each case whether supranational, national, federal, state, municipal, county or provincial, and whether local or foreign.

“Group” of which a Person is a member means (i) the Nxt-ID Group if the Person is a member of the Nxt-ID Group, and (ii) the PartX Group if the Person is a member of the PartX Group.

“Income Tax Return” means any Tax Return on which Income Taxes are reflected or reported.

“Income Taxes” means any net income, net receipts, net profits, excess net profits or similar Taxes based upon, measured by, or calculated with respect to net income.

“Indemnified Party” means the Party which is entitled to seek indemnification from the other Party pursuant to the provisions of Article IV.

“Indemnifying Party” means the Party from which the other Party is entitled to seek indemnification pursuant to the provisions of Article IV.

“Information” has the meaning set forth in Section 7.01(a).

“Internal Reorganization” has the meaning set forth in the recitals to this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, administrative pronouncement, order, requirement or rule of law (including common law).

“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, arbitration, hearing or proceeding that has been made public or of which written notice has been received, administrative enforcement proceeding or other similarly formal legal proceeding (including civil, criminal, administrative or appellate proceeding) commenced, brought, conducted or heard by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

“Mixed Business Income Tax Return” means any Mixed Business Tax Return on which Income Taxes are reflected or reported.

“Mixed Business Tax Return” means any Tax Return (other than a Nxt-ID Consolidated Return), including any consolidated, combined or unitary Tax Return, that reflects or reports Taxes that relate to at least one asset or activity that is part of the Security Technology Business, on the one hand, and at least one asset or activity that is part of the Payments Business, on the other hand.

“Nxt-ID” has the meaning set forth in the preamble to this Agreement.

“Nxt-ID Consolidated Return” means the U.S. federal Income Tax Return required to be filed by Nxt-ID as the Common Parent.

“Nxt-ID Consolidated Taxes” means any U.S. federal Income Taxes attributable to any Nxt-ID Consolidated Return.

“Nxt-ID Entity” means any Subsidiary of Nxt-ID immediately after the Distribution.

“Nxt-ID Group” means, individually or collectively, as the case may be, Nxt-ID and any Nxt-ID Entity, excluding any member of the PartX Group.

“Nxt-ID Taxes” means, without duplication, (a) any Nxt-ID Consolidated Taxes, (b) any Taxes imposed on PartX or any member of the PartX Group under Treasury Regulations Section 1.1502-6 (or any similar provision of other Law) as a result of PartX or any such member being or having been included as part of a Nxt-ID Consolidated Return (or similar consolidated or combined Tax Return under any other provision of Law), (c) any Taxes of the Nxt-ID Group and any former Subsidiary of Nxt-ID (excluding any member of the PartX Group) for any Pre-Closing Period, (d) any Nxt-ID Transaction Taxes, (e) any Transfer Taxes and (f) any Taxes attributable to an Extraordinary Transaction occurring after the Distribution on the Distribution Date by Nxt-ID or a Nxt-ID Entity, in each case (x) other than PartX Taxes and (y) including any Taxes resulting from an Adjustment.

“Nxt-ID Transaction Taxes” means any Taxes (a) imposed on or by reason of the Internal Reorganization or the Distribution and (b) payable by reason of the distribution of cash or other property from PartX to Nxt-ID (in each case including Transfer Taxes imposed on such transactions described in (a) and (b)). For the avoidance of doubt, Nxt-ID Transaction Taxes include, without limitation, Taxes payable by reason of deferred intercompany transactions or excess loss accounts triggered by the Internal Reorganization or the Distribution.

“Ordinary Course of Business” means an action taken by a Person only if such action is taken in the ordinary course of the normal operations of such Person.

“PartX” has the meaning set forth in the preamble to this Agreement.

“PartX Common Stock” has the meaning set forth in the Separation Agreement.

“PartX Entity” means any Subsidiary of PartX immediately after the Distribution.

“PartX Group” means, individually or collectively, as the case may be, PartX and any PartX Entity.

“PartX Taxes” means, without duplication, (a) any Taxes of (i) Nxt-ID or any Subsidiary or former Subsidiary of Nxt-ID attributable to assets or activities of the Payments Business, as determined pursuant to Section 2.09 [with respect to activities during the Pre-Closing Period] or (ii) PartX or any Subsidiary of PartX and (b) any Taxes attributable to an Extraordinary Transaction occurring after the Distribution on the Distribution Date by PartX or a PartX Entity.

“Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

“Past Practice” means past practices, accounting methods, elections and conventions.

“Payments Business” has the meaning set forth in the Separation Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Post-Closing Period” means any taxable period (or portion thereof) beginning after the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period beginning on the day after the Distribution Date.

“Pre-Closing Period” means any taxable period (or portion thereof) ending on or before the Distribution Date, including for the avoidance of doubt, the portion of any Straddle Period ending at the end of the day on the Distribution Date.

“Preparing Party” has the meaning set forth in Section 2.04(a)(ii).

“Privilege” means any privilege that may be asserted under applicable Law, including any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Acquisition Transaction” means a transaction or series of transactions (i) as a result of which any of the Parties would merge or consolidate with any other Person, or (ii) as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire (through an option or otherwise), from any of the Parties or any of their Affiliates and/or one or more holders of their stock, respectively, any amount of stock of any of the Parties that would, when combined with any other changes in ownership of the stock of such Party, result in a shift of more than forty-nine percent (49%) of (a) the value of all outstanding shares of stock of such Party as of the Distribution Date, or (b) the total combined voting power of all outstanding shares of voting stock of such Party as of the Distribution Date. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by a Party of, or the issuance of stock pursuant to, a stockholder rights plan or (ii) transactions that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulations Section 1.355-7(d). For purposes of determining whether and to what extent a transaction constitutes an indirect acquisition for purposes of the first sentence of this definition, any recapitalization or other action resulting in a shift of voting power or any redemption or repurchase of shares of stock shall be treated as an indirect acquisition of shares of stock by the benefitted or non-exchanging stockholders. Notwithstanding the previous sentence, the effect of any such recapitalization, other action, or redemption or repurchase (directly or indirectly) of shares shall take into account any applicable IRS private letter ruling received by one or more of the Parties with respect thereto. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder and shall be interpreted accordingly by the Parties in good faith.

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes; provided, however, that for purposes of this Agreement, the amount of any Refund required to be paid to another Party shall be reduced by the net amount of any Income Taxes imposed on, related to, or attributable to, the receipt or accrual of such Refund.

“Restricted Period” means the period beginning at the Distribution Date and ending on the two-year anniversary of the day after the Distribution Date.

“Reviewing Party” has the meaning set forth in Section 2.04(a)(ii).

“Security Technology Business” has the meaning set forth in the Separation Agreement.

“Separation Agreement” means the Separation and Distribution Agreement by and between Nxt-ID and PartX dated as of the date hereof.

“Single Business Return” means any Tax Return including any consolidated, combined or unitary Tax Return, that reflects or reports Tax Items relating only to the Security Technology Business, on the one hand, or the Payments Business, on the other (but not both).

“Single Business Return Preparing Party” has the meaning set forth in Section 2.04(b).

“Single Business Return Reviewing Party” has the meaning set forth in Section 2.04(b).

“Straddle Period” means any taxable period that begins on or before and ends after the Distribution Date.

“Subsidiary” means, with respect to any Person (a) a corporation more than fifty percent (50%) of the voting or capital stock of which is owned, directly or indirectly, by such Person or (b) a limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interests thereof or for which such Person, directly or indirectly, has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body or which such Person otherwise has control (e.g., as the managing partner or managing member of a partnership or limited liability company, as the case may be).

“Tax” means (a) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any Governmental Authority, including net income, gross income, gross receipts, excise, real property, personal property, sales, use, service, service use, license, lease, capital stock, transfer, recording, franchise, business organization, occupation, premium, environmental, windfall profits, profits, customs, duties, payroll, wage, withholding, social security, employment, unemployment, insurance, severance, workers compensation, excise, stamp, alternative minimum, estimated, value added, ad valorem, hospitality, accommodations, transient accommodations, unclaimed property, escheat and other taxes, charges, fees, duties, levies, imposts, or other similar assessments, (b) any interest, penalties or additions attributable thereto and (c) all liabilities in respect of any items described in clauses (a) or (b) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Attributes” means net operating losses, capital losses, tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, tax bases, separate limitation losses and any other losses, deductions, credits or other comparable items that could affect a Tax liability for a past or future taxable period.

“Tax Benefit” means any refund, credit, or other reduction in Tax payments otherwise required to be made to a Taxing Authority, including for the avoidance of doubt, any actual Tax savings if, as and when realized arising from a step-up in Tax basis or an increase in a Tax Attribute.

“Tax Cost” means any increase in Tax payments otherwise required to be made to a Taxing Authority (or any reduction in any refund otherwise receivable from any Taxing Authority).

“Tax Group” means the members of a consolidated, combined, unitary or other tax group (determined under applicable U.S., State or foreign Income Tax law) which includes Nxt-ID or PartX, as the context requires, but for the avoidance of doubt, (i) Nxt-ID’s Tax Group does not include any members of the PartX Group and (ii) PartX’s Tax Group does not include any members of the Nxt-ID Group.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.

“Tax Matter” has the meaning set forth in Section 7.01(a).

“Tax Opinions” mean certain Tax opinions and supporting memoranda rendered by CohnReznick to Nxt-ID or any of its Affiliates in connection with the Separation Agreement.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Representation Letter” means any letter containing certain representations and covenants issued by Nxt-ID or any of its Affiliates to CohnReznick in connection with the Tax Opinions.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax and any amended Tax return or claim for refund.

“Taxing Authority” means any Governmental Authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed on the Internal Reorganization, the Share Exchange or the Distribution.

“Treasury Regulations” means the final and temporary (but not proposed) Income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“U.S.” means the United States of America.

Section 1.02 Additional Definitions. Capitalized terms not defined in this Agreement shall have the meaning ascribed to them in the Separation Agreement.

ARTICLE II

PREPARATION, FILING AND PAYMENT OF TAXES SHOWN DUE ON TAX RETURNS

Section 2.01 Nxt-ID Consolidated Returns.

(a) Nxt-ID Consolidated Returns. Nxt-ID shall prepare and file all Nxt-ID Consolidated Returns for a Pre-Closing Period or a Straddle Period, and shall pay all Taxes shown to be due and payable on such Tax Returns; provided that PartX shall reimburse Nxt-ID for any such Taxes that are PartX Taxes.

(b) Extraordinary Transactions. Notwithstanding anything to the contrary in this Agreement, for all Tax purposes, the Parties shall report any Extraordinary Transactions that are caused or permitted by PartX or any PartX Entity on the Distribution Date after the Distribution as occurring on the day after the Distribution Date pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any similar or analogous provision of state, local or foreign Law.

Section 2.02 Mixed Business Tax Returns.

(a) Subject to Section 2.02(b), Nxt-ID shall prepare (or cause a Nxt-ID Entity to prepare) and Nxt-ID, a Nxt-ID Entity or PartX shall file (or cause to be filed) any Mixed Business Tax Returns for a Pre-Closing Period or a Straddle Period and shall pay, or cause such Nxt-ID Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that PartX shall reimburse Nxt-ID for any such Taxes that are PartX Taxes.

(b) PartX shall prepare and file (or cause a PartX Entity to prepare and file) any Mixed Business Tax Returns for a Pre-ClosingPeriod or a Straddle Period required to be filed by PartX or a PartX Entity after the Distribution Date, and PartX shall pay, or cause such PartX Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Nxt-ID shall reimburse PartX for any such Taxes that are Nxt-ID Taxes.

Section 2.03 Single Business Returns.

(a) Nxt-ID shall prepare and file (or cause a Nxt-ID Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by Nxt-ID or a Nxt-ID Entity and shall pay, or cause such Nxt-ID Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that PartX shall reimburse Nxt-ID for any such Taxes that are PartX Taxes.

(b) PartX shall prepare and file (or cause a PartX Entity to prepare and file) any Single Business Returns for a Pre-Closing Period or a Straddle Period required to be filed by PartX or a PartX Entity and shall pay, or cause such PartX Entity to pay, all Taxes shown to be due and payable on such Tax Returns; provided that Nxt-ID shall reimburse PartX for any such Taxes that are Nxt-ID Taxes.

Section 2.04 Tax Return Procedures.

(a) Procedures relating to Tax Returns other than Single Business Returns.

(i) Nxt-ID Consolidated Returns. With respect to all Nxt-ID Consolidated Returns for the taxable year which includes the Distribution Date, Nxt-ID shall use the closing of the books method under (A) Treasury Regulation Section 1.1502-76 (including adopting the “end of the day rule” described therein) and (B) Section 382 of the Code and any applicable Treasury Regulations promulgated thereunder. To the extent that the positions taken on any Nxt-ID Consolidated Tax Return would reasonably be expected to materially adversely affect the Tax position of PartX or a PartX Entity for any period after the Distribution Date, Nxt-ID shall prepare the portions of such Tax Return that relates to the Payments Business in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to PartX for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent Nxt-ID from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, Nxt-ID shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by Nxt-ID and Nxt-ID agrees to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(ii) Mixed Business Tax Returns. To the extent that the positions taken on any Mixed Business Tax Return would reasonably be expected to materially adversely affect the Tax position of the Party other than the Party that is required to prepare and file any such Tax Return pursuant to Section 2.02 (the “Reviewing Party”) in any Post-Closing Period, the Party required to prepare and file such Tax Return (the “Preparing Party”) shall prepare the portions of such Tax Return that relates to the business of the Reviewing Party (the Payments Business or the Security Technology Business, as the case may be) in a manner that is consistent with Past Practice unless otherwise required by applicable Law or agreed to in writing by the Parties, and shall provide a draft of such portion of such Tax Return to the Reviewing Party for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, provided, however, that nothing herein shall prevent the Preparing Party from timely filing any such Tax Return. In the event that Past Practice is not applicable to a particular item or matter, the Preparing Party shall determine the reporting of such item or matter in good faith. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any such Tax Return, such Tax Return shall be timely filed by the Preparing Party and the Parties agree to amend such Tax Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(b) Procedures relating to Single Business Returns. The Party that is required to prepare and file any Single Business Return pursuant to Section 2.03 (the “Single Business Return Preparing Party”) which reflects Taxes which are reimbursable by the other Party (the “Single Business Return Reviewing Party”), in whole or in part, shall (x) unless otherwise required by Law or agreed to in writing by the Single Business Return Reviewing Party, prepare such Tax Return in a manner consistent with Past Practice to the extent such items affect the Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement, and (y) submit to the Single Business Return Reviewing Party a draft of any such Tax Return (or to the extent practicable the portion of such Tax Return that relates to Taxes for which the Single Business Return Reviewing Party is responsible pursuant to this Agreement) along with a statement setting forth the calculation of the Tax shown due and payable on such Tax Return reimbursable by the Single Business Return Reviewing Party under Section 2.03 at least thirty (30) days prior to the Due Date for such Tax Return provided, however, that nothing herein shall prevent the Single Business Return Preparing Party from timely filing any such Single Business Return. The Parties shall negotiate in good faith to resolve all disputed issues provided, however, that the Single Business Return Preparing Party shall not be required to reflect or cause to be reflected comments to the extent such comments are inconsistent with the U.S. Preparation Standard. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.01. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Single Business Return, such Single Business Return shall be timely filed by the Single Business Return Preparing Party and the Parties agree to amend such Single Business Return as necessary to reflect the resolution of such dispute in a manner consistent with such resolution.

(c) General. All such Tax Returns shall be prepared in a manner consistent with the Intended Tax Treatment, the Tax Representation Letters, the Tax Opinions, and otherwise in a manner consistent with this Agreement (the “U.S. Preparation Standard”),

Section 2.05 Amended Returns. Except as provided in Section 2.04 to reflect the resolution of any dispute by the Accounting Firm pursuant to Section 8.01, (a) except with the prior written consent of Nxt-ID (such consent not to be unreasonably withheld, delayed or conditioned), PartX shall not, and shall not permit any PartX Entity to, amend any Tax Return of PartX or any PartX Entity for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of Nxt-ID pursuant to Article IV or otherwise increase the Taxes of any member of the Nxt-ID Group and (b) except with the prior written consent of PartX (such consent not to be unreasonably withheld, delayed or conditioned), Nxt-ID shall not, and shall not permit any Nxt-ID Entity to, amend any Tax Return for any Pre-Closing Period or Straddle Period to the extent such amendment could reasonably be expected to result in an indemnification obligation on the part of PartX pursuant to Article IV or otherwise increase the Taxes of any member of the PartX Group. Notwithstanding the forgoing, any amended Tax Return shall be prepared in a manner: consistent with the U.S. Preparation Standard.

Section 2.06 Straddle Period Tax Allocation. Nxt-ID and PartX shall take all actions necessary or appropriate to close the taxable year of PartX and each PartX Entity for all Tax purposes as of the close of the Distribution Date to the extent permissible or required under applicable Law. If applicable Law does not require or permit PartX or a PartX Entity, as the case may be, to close its taxable year on the Distribution Date, then the allocation of income or deductions required to determine any Taxes or other amounts attributable to the portion of the Straddle Period ending on, or beginning after, the Distribution Date shall be made by means of a closing of the books and records of PartX or such PartX Entity as of the close of the Distribution Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis shall be allocated between such portions in proportion to the number of days in each such portion; provided, further, that real property and other property or similar periodic Taxes shall be apportioned on a per diem basis.

Section 2.07 Timing of Payments. All Taxes required to be paid or caused to be paid pursuant to this Article II by either Nxt-ID or a Nxt-ID Entity or PartX or a PartX Entity, as the case may be, to an applicable Taxing Authority or reimbursed by Nxt-ID or PartX to the other Party pursuant to this Agreement, shall, in the case of a payment to a Taxing Authority, be paid on or before the Due Date for the payment of such Taxes and, in the case of a reimbursement to the other Party, be paid at least two (2) business days before the Due Date for the payment of such Taxes by the other Party; provided that the Party seeking reimbursement shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such reimbursement obligation at least twenty (20) days before such Due Date.

Section 2.08 Expenses. Except as provided in Section 8.01 in respect of the expenses relating to the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 2.09 Apportionment of PartX Taxes. For all purposes of this Agreement, but subject to Section 5.03, Nxt-ID and PartX shall jointly determine in good faith which Tax Items are properly attributable to assets or activities of the Payments Business (and in the case of a Tax Item that is properly attributable to both the Payments Business and the Security Technology Business, the allocation of such Tax Item between the Payments Business and the Security Technology Business) in a manner consistent with the Past Practices of the Parties and the provisions of this Agreement and any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01.

Section 2.10 Distribution Tax Reporting. The Parties shall cause the Distribution to be reported to the IRS in accordance with the Code, including, without limitation, the preparation and due filing of Form 8806 and Form 1099-Cap.

ARTICLE III

DISTRIBUTION TAXES

Section 3.01 Liability for Distribution Taxes. In the event that Distribution Taxes become due and payable to a Taxing Authority pursuant to a Final Determination, then, notwithstanding anything to the contrary in this Agreement:

(a) No Fault. If such Distribution Taxes are not attributable to the Fault for Distribution Purposes of any Party or any of its Affiliates, the responsibility for such Distribution Taxes shall be allocated equally between the Parties.

(b) Fault. If such Distribution Taxes are attributable to the Fault for Distribution Purposes of one or more Parties or any of their Affiliates, the responsibility for such Distribution Taxes shall reside with the Party or Parties at Fault for Distribution Purposes. If more than one Party is at Fault for Distribution Purposes, the responsibility for the Distribution Taxes shall be allocated equally between the Parties at Fault for Distribution Purposes. Notwithstanding anything to the contrary in this Agreement, such Distribution Taxes shall not be subject to Article II of this Agreement.

Section 3.02 Definition of Fault for Distribution Purposes.

(a) For purposes of this Agreement, Distribution Taxes shall be deemed to result from the fault (“Fault for Distribution Purposes”) of a Party if such Distribution Taxes are attributable to, or result from:

(i) any act, or failure or omission to act, by such Party or any of such Party’s Affiliates that results in one or more Parties (or any of their Affiliates) being responsible for such Distribution Taxes pursuant to a Final Determination,

(ii) the direct or indirect acquisition of all or a portion of the stock of such Party (or any transaction or series of related transactions that is deemed to be such an acquisition for purposes of Section 355(e) of the Code and the Treasury Regulations promulgated thereunder) by any means whatsoever by any person including pursuant to an issuance or repurchase of stock by such Party or any of its Affiliates, as determined pursuant to a Final Determination.

(b) In order to monitor compliance with Section 355(e) of the Code and the Treasury Regulations promulgated thereunder during the Restricted Period, neither PartX nor Nxt-ID shall (or allow any of its Subsidiaries to take any such action with respect to PartX or Nxt-ID) without the consent of the other Party take any steps in connection with a Proposed Acquisition Transaction or allow any Proposed Acquisition Transaction to occur.

Provided, however, that a Party (the “Requesting Party”) shall be permitted to take such action or one or more actions set forth in the foregoing paragraph, if such action is described in the Separation Agreement or if, prior to taking any such actions: (i) such Requesting Party shall have received a favorable private letter ruling from the IRS, or a ruling from another Taxing Authority (a “Post-Distribution Ruling”), in form and substance reasonably satisfactory to the other Party and upon which Nxt-ID and PartX are entitled to rely that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; (ii) such Requesting Party shall have received an unqualified tax opinion that confirms that such action or actions will not result in Distribution Taxes, taking into account such actions and any other relevant transactions in the aggregate; or (3) such Requesting Party shall have received a written statement from the other Party that provides that such other Party waives the requirement to obtain a Post-Distribution Ruling or unqualified tax opinion described in this paragraph. The Requesting Party shall bear all costs and expenses of securing any such Post-Distribution Ruling or unqualified tax opinion.

Section 3.03 Tax Representation Letters, and Tax Opinions; Consistency. Each Party represents that the information and representations furnished with respect to such Party or its Subsidiaries in or in connection with the Tax Representation Letters, and the Tax Opinions are accurate and complete as of the Spin-Off Date. Each Party covenants that if, after the Spin-Off Date, it or any of its Affiliates obtains information indicating, or otherwise becomes aware, that any such information or representations is or may be inaccurate or incomplete, to promptly inform the other Party.

Section 3.04 Timing of Payment of Taxes. All Distribution Taxes required to be paid or caused to be paid by a Party to a Taxing Authority under applicable Law shall be paid or caused to be paid by such Party on or prior to the date on which such Distribution Taxes are due. All amounts required to be paid by one Party to another Party (including obligations arising under Article IV) pursuant to this Article shall be paid or caused to be paid by such first Party to such other Party in accordance with this Agreement.

Section 3.05 Protective Section 336(e) Elections.

(a) Nxt-ID and PartX shall make a protective election with respect to PartX under Section 336(e) of the Code (and any similar election under state or local law) with respect to the Distribution in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law) and shall cooperate in the timely completion and/or filings of such elections and any related filings or procedures (including filing or amending any Tax Returns to implement an election that becomes effective). This Section 3.05(a) is intended to constitute a binding, written agreement to make an election under Section 336(e) of the Code with respect to the Distribution.

(b) Notwithstanding anything to the contrary herein, in the event that the election contemplated in Section 3.05(a) is made and becomes effective, then the Parties shall share in the Tax Benefit actually realized as a result of such election in accordance with the Parties’ relative responsibility for such Taxes under this Article III, and payments shall be made between the Parties, if necessary.

(c) Nxt-ID and PartX shall cooperate in order to determine whether to make a protective election under Section 336(e) of the Code (any similar election under state or local law) with respect to any PartX Subsidiary or with respect to the Internal Reorganization in accordance with Treasury Regulations Section 1.336-2(h) and (j) (and any applicable provisions under state and local law).

ARTICLE IV

INDEMNIFICATION

Section 4.01 Indemnification by Nxt-ID. Subject to Section 4.03, Nxt-ID shall pay, and shall indemnify and hold the PartX Group harmless from and against, without duplication, (a) all Nxt-ID Taxes, (b) all Taxes incurred by PartX or any PartX Entity arising out of, attributable to, or resulting from the breach by Nxt-ID of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 4.02 Indemnification by PartX. Subject to Section 4.03, PartX shall pay, and shall indemnify and hold the Nxt-ID Group harmless from and against, without duplication, (a) all PartX Taxes, (b) all Taxes incurred by Nxt-ID or any Nxt-ID Entity arising out of, attributable to, or resulting from the breach by PartX of any of its covenants hereunder, and (c) any out-of-pocket costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses).

Section 4.03 Characterization of and Adjustments to Payments.

(a) Except for payments under Section 2.07, for all Tax purposes, Nxt-ID and PartX shall treat any payment by Nxt-ID to a member of the PartX Group or by PartX to a member of the Nxt-ID Group required by this Agreement (other than payments with respect to interest accruing after the Distribution Date) as either a contribution by Nxt-ID to PartX or a distribution by PartX to Nxt-ID, as the case may be, occurring immediately prior to the Distribution.

(b) Notwithstanding the foregoing, the amount that any Indemnifying Party is or may be required to provide indemnification to or on behalf of any Indemnified Party pursuant to Article IV of this Agreement shall be (i) decreased to take into account any Tax Benefit to the Indemnified Party (or any of its affiliates) arising from the incurrence or payment of the relevant indemnified item and actually realized in or prior to the taxable year succeeding the taxable year in which the indemnified item is incurred (which Tax Benefit would not have arisen or been allowable but for such indemnified item), and (ii) increased to take into account any actual Tax Cost of the Indemnified Party (or any of its affiliates) arising from the receipt of the relevant indemnity payment.

Section 4.04 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article IV shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment, or within ten (10) days after resolution pursuant to Section 8.01.

Section 4.05 Indemnification Payments under Ancillary Agreements. To the extent that an indemnification payment is made under any other Ancillary Agreement, such indemnification payment shall be decreased to take into account the Tax Benefit actually realized (whether directly or indirectly) by the indemnified party and increased to take into account any Tax Cost actually incurred (whether directly or indirectly) by the indemnified party under principles analogous to the principles described in Section 4.03 hereof.

ARTICLE V

REFUNDS, CARRYBACKS, TIMING DIFFERENCE AND TAX ATTRIBUTES

Section 5.01 Refunds and Credits.

(a) Except as provided in Section 5.02, Nxt-ID shall be entitled to all Refunds of Taxes for which Nxt-ID is responsible pursuant to Article IV, and PartX shall be entitled to all Refunds of Taxes for which PartX is responsible pursuant to Article IV. For the avoidance of doubt, to the extent that a particular Refund of Taxes may be allocable to a Straddle Period with respect to which the Parties may share responsibility pursuant to Article IV, the portion of such Refund to which each Party will be entitled shall be determined by comparing the amount of payments made by a Party (or any of member of such Party’s Group) to a Taxing Authority or to the other Party (and reduced by the amount of payments received from the other Party) pursuant to Articles II and IV hereof with the Tax liability of such Party as determined under Section 2.06, taking into account the facts as utilized for purposes of claiming such Refund. If a Party (or any member of its Tax Group) receives a Refund to which the other Party is entitled pursuant to this Agreement, such Party shall pay the amount to which such other Party is entitled (net of any Taxes imposed with respect to such refund and any other reasonable out-of-pocket costs incurred by such Party) within ten (10) days after the receipt of the Refund.

(b) Notwithstanding Section 5.01(a), to the extent that a Party (or any member of its Tax Group) applies or causes to be applied an overpayment of Taxes as a credit toward or a reduction in Taxes otherwise payable (or a Taxing Authority requires such application in lieu of a Refund) and such overpayment of Taxes, if received as a Refund, would have been payable by such Party to the other Party pursuant to this Section 5.01, such Party shall pay such amount to the other Party no later than ten (10) days following the date on which the overpayment is reflected on a filed Tax Return.

(c) To the extent that the amount of any Refund under this Section 5.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 5.01 and an appropriate adjusting payment shall be made.

Section 5.02 Carrybacks. Except to the extent otherwise consented to by Nxt-ID or prohibited by applicable Law, PartX (or the appropriate member of its Tax Group) shall elect to relinquish, waive or otherwise forgo the carryback of any loss, credit or other Tax Attribute from any Post-Closing Period to any Pre-Closing Period or Straddle Period with respect to members of the PartX Group (a “Carryback”). In the event that PartX (or the appropriate member of its Tax Group) is prohibited by applicable Law from relinquishing, waiving or otherwise forgoing a Carryback (or Nxt-ID consents to a Carryback), Nxt-ID shall cooperate with PartX, at PartX’s expense, in seeking from the appropriate Taxing Authority such Refund as reasonably would result from such Carryback, to the extent that such Refund is directly attributable to such Carryback, and shall pay over to PartX the amount of such Refund, net of any Taxes imposed on the receipt of such Refund and any other reasonable out-of-pocket costs, within ten (10) days after such Refund is received.

Section 5.03 Tax Attributes.

(a) As soon as reasonably practicable after the Distribution Date, Nxt-ID shall reasonably determine in good faith the allocation of Tax Attributes, as well as any limitations on the use thereof, arising in a Pre-Closing Period to the Nxt-ID Group and the PartX Group in accordance with the Code and Treasury Regulations including Treasury Regulations Sections 1.1502-9T, 1.1502-21,1.1502-22, 1.1502-79 and, if applicable, 1502-95 (and any applicable state, local and foreign Tax Laws). Subject to the preceding sentence, Nxt-ID shall be entitled to make any determination as to (A) basis, and (B) valuation, and shall make such determinations reasonably and in good faith and consistent with Past Practice, where applicable. Nxt-ID shall consult in good faith with PartX regarding such allocation of Tax Attributes and determinations as to basis and valuation, and shall consider in good faith any comments received in writing from PartX regarding such allocation and determinations. Nxt-ID and PartX hereby agree to compute all Taxes for Post-Closing Periods consistently with the determination of the allocation of Tax Attributes pursuant to this Section 5.03(a) unless otherwise required by a Final Determination.

(b) To the extent that the amount of any Tax Attribute is later reduced or increased by a Taxing Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 5.03(a).

Section 5.04 Timing Differences. If pursuant to a Final Determination an Adjustment (i) increases the amount of liability for any Taxes for which a member of the Nxt-ID Group is responsible hereunder and a Tax Benefit is made allowable to PartX or a member of its Tax Group for any Tax period after the Distribution Date, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period for which PartX or a member of its Tax Group is liable (and for which no member of the Nxt-ID Group is liable) or (ii) increases the amount of liability for any Taxes for which a member of the PartX Group is responsible hereunder and a Tax Benefit is made allowable to Nxt-ID or a member of its Tax Group for any Tax period prior to the Distribution Date, which Tax Benefit would not have arisen or been allowable but for such Adjustment, and which Tax Benefit reduces Taxes in respect of a Tax period which Nxt-ID or a member of its Tax Group is liable (and for which no member of the PartX Group is liable), then PartX or Nxt-ID, as the case may be, shall make a payment to either Nxt-ID or PartX, as appropriate, within thirty (30) days of the date that such paying Party (or any of its Tax Group members) actually receives such Tax Benefit (determined by comparing its (and its Tax Group members’) Tax liability with and without the Tax consequences of the Adjustment), which payment shall not exceed the increase in the amount of liability for any Taxes resulting from such Adjustment, for which a member of the Nxt-ID Group or PartX Group, as the case may be, is responsible hereunder. Notwithstanding anything to the contrary in this Section 5.04, if the additional Taxes described in this Section 5.04 constitute Distribution Taxes and/or a Section 336(e) election becomes effective, the provisions in Article III shall apply to such Taxes and Tax Benefits and not this Section 5.04.

Section 5.05 Tax Benefit Determinations. Notwithstanding anything herein to the contrary, if and to the extent a Party owns, directly or indirectly, less than 100% of the equity of any entity and as a result of such less-than-100% ownership interest in the entity such entity is not a member of the Party’s Tax Group, then the amount of the Tax Benefit payment under Article V shall be appropriately adjusted to take into account the percentage ownership (based on value) of any such entity, and shall be determined and due and owing even if such entity is not a member of the Tax Group of a Party.

Section 5.06 Supporting Documentation. If a Party seeks any payment from the other Party pursuant to Article V, the requesting Party shall furnish such other Party reasonably satisfactory documentation setting forth the basis for, and the calculation of, the amount of such payment obligation. If such other Party disagrees with the determination of the amount of the payment obligation set forth therein, any disputes shall be resolved by the Accounting Firm in accordance with Section 8.01

ARTICLE VI

TAX PROCEEDINGS

Section 6.01 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to Taxes for which an Indemnifying Party is responsible pursuant to Article IV, such Indemnified Party shall notify the Indemnifying Party of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent that the Indemnifying Party is prejudiced by such failure.

Section 6.02 Tax Proceeding Procedures Generally.

(a) Tax Proceedings relating to Nxt-ID Consolidated Returns. Nxt-ID shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Nxt-ID Consolidated Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which PartX is responsible pursuant to Article IV less the amount payable to PartX pursuant to Section 5.04, Nxt-ID shall (i) defend such Tax Proceeding diligently and in good faith, (ii) shall keep PartX informed in a timely manner of all actions proposed to be taken by Nxt-ID with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which PartX is responsible pursuant to Article IV), (iii) shall permit PartX to participate (at PartX’s sole expense) in all proceedings with respect to such tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which PartX is responsible pursuant to Article IV), and (iv) shall not settle any such Tax Proceeding without the prior written consent of PartX, which shall not be unreasonably withheld, conditioned or delayed.

(b) Tax Proceedings relating to Other Returns. The Preparing Party (in the case of a Mixed Business Tax Return) or the Single Business Return Preparing Party (in the case of a Single Business Return) shall be entitled to contest, compromise, control and settle any adjustment or deficiency proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Mixed Business Tax Return or Single Business Return; provided that to the extent such Tax Proceeding could reasonably be expected to adversely affect the amount of Taxes for which the Reviewing Party or Single Business Return Reviewing Party (as applicable) is responsible pursuant to Article IV, the controlling party shall (A) defend such Tax Proceeding diligently and in good faith, (B) shall keep the non-controlling party informed in a timely manner of all actions proposed to be taken by the controlling party with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which thenon-controlling party is responsible pursuant to Article IV), (C) shall permit the non-controlling party to participate (at the non-controlling party’s sole expense) in all proceedings with respect to such Tax Proceeding (or to the extent practicable the portion of such Tax Proceeding that relates to Taxes for which the non-controlling party is responsible pursuant to Article IV), and (D) shall not settle any such Tax Proceeding without the prior written consent of the non-controlling party, which shall not be unreasonably withheld, conditioned or delayed.

ARTICLE VII

COOPERATION

Section 7.01 General Cooperation.

(a) Each Party shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from the other Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of either of the Parties or their respective Subsidiaries covered by this Agreement and in connection with any financial reporting matter relating to Taxes (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter (“Information”) and shall include, without limitation:

(i) the provision of any Tax Returns, other than any Nxt-ID Consolidated Return2, of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return that relates to Taxes for which PartX is responsible pursuant to this Agreement);

(ii) the execution of any document (including any power of attorney) in connection with any Tax Proceedings of either of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries;

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter;

(iv) the use of the Party’s reasonable best efforts to obtain any Tax Returns (including accompanying schedules, related work papers, and documents) (other than any Nxt-ID Consolidated Return), documents, books, records or other information in connection with the filing of any Tax Returns of either of the Parties or their Subsidiaries (or, in the case of any Mixed Business Income Tax Return, to the extent practicable, the portion of such Tax Return, documents, books, records or other information that relates to Taxes for which PartX is responsible pursuant to this Agreement); and

(v) the making of each Party’s employees, advisors, and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notwithstanding anything in this Agreement to the contrary, neither Party shall be required to provide the other Party or any of such other Party’s Subsidiaries access to or copies of information, documents or personnel if such action could reasonably be expected to result in the waiver of any Privilege. In the event that either Party determines that the provision of any information or documents to the other Party or any of such other Party’s Subsidiaries could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit compliance with its obligations hereunder in a manner that avoids any such harm or consequence.

(c) The Parties shall perform all actions required or permitted under this Agreement in good faith. If one Party requests the cooperation of the other Party pursuant to this Section 7.01 or any other provision of this Agreement, except as otherwise expressly provided in this Agreement, the requesting Party shall reimburse such other Party for all reasonable out-of-pocket costs and expenses incurred by such other Party in complying with the requesting Party’s request.

Section 7.02 Retention of Records. Nxt-ID and PartX shall retain or cause to be retained all Tax Returns, schedules and work papers, and all material records or other documents relating thereto in their possession, in each case that relate to a Pre-Closing Period, until the later of the six-year anniversary of the filing of the relevant Tax Return or, upon the written request of the other Party, for a reasonable time thereafter (the “Retention Period”). Upon the expiration of the Retention Period, the foregoing information may be destroyed or disposed of by the Party retaining such documentation or other information unless the other Party otherwise requests in writing before the expiration of the Retention Period. In such case, the Party retaining such documentation or other information shall deliver such materials to the other Party or continue to retain such materials, in either case at the expense of such other Party.

ARTICLE VIII

MISCELLANEOUS

Section 8.01 Dispute Resolution. In the event of any dispute between the Parties as to any matter covered by this Agreement, the Parties shall appoint a nationally recognized public accounting firm reasonably acceptable to both of the Parties (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by Nxt-ID and PartX and their respective representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination within the ranges submitted by the Parties. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm, and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement and, to the extent not inconsistent with this Agreement, in a manner consistent with the Past Practices of Nxt-ID and its Subsidiaries, except as otherwise required by applicable Law. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The total costs and expenses of the Accounting Firm will be allocated and borne between Nxt-ID and PartX based upon that percentage of such fees and expenses equal to the percentage of the dollar value of the proposed determinations submitted to the Accounting Firm determined in favor of the other Party; provided, that if in light of the nature of the dispute the foregoing is not feasible, such costs and expenses shall be borne equally by the Parties. Any initial retainer required by the Accounting Firm shall be funded equally by the Parties (and, following the Accounting Firm’s determination, the Parties shall make appropriate payments between themselves as are necessary to give effect to the preceding sentence).

Section 8.02 Interest on Late Payments. With respect to any payment between the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the prime rate published in the Wall Street Journal for the relevant period.

Section 8.03 Survival of Covenants. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution and remain in full force and effect in accordance with their applicable terms.

Section 8.04 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to either of the Parties hereto (including without limitation any successor of Nxt-ID or PartX succeeding to the Tax Attributes of either under Section 381 of the Code), to the same extent as if such successor had been an original party to this Agreement.

Section 8.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

Section 8.06 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, the Separation Agreement and the other Ancillary Agreements constitute the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement.

Section 8.07 Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by any Party without the prior written consent of the other Party, except that each Party may assign (a) any or all of its rights and obligations under this Agreement to any of its Subsidiaries and (b) any or all of its rights and obligations under this Agreement in connection with a sale or disposition of any of its assets or entities or lines of business; provided, however, that, in each case, no such assignment shall release such Party from any liability or obligation under this Agreement. Except as provided in Article IV with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their respective Subsidiaries and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is or is to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, may be inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by the Parties to this Agreement.

Section 8.09 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by the Parties to this Agreement. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

Section 8.10 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, exhibits and schedules of this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Nxt-ID and PartX have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; and (k) a reference to any Person includes such Person’s successors and permitted assigns.

Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 8.12 Coordination with the Employee Matters Agreements. To the extent any covenants or agreements between the Parties with respect to employee withholding Taxes are set forth in the Employee Matters Agreement, such Taxes shall be governed exclusively by the Employee Matters Agreement and not by this Agreement.

Section 8.13 Expenses. Except as otherwise provided in this Agreement, whether or not the Distribution or the other transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.

Section 8.14 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.15 Jurisdiction; Consent to Jurisdiction.

(a) Exclusive Jurisdiction. Except as otherwise expressly provided in the Separation Agreement or any other Ancillary Agreement, each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any state or federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Legal Proceeding arising out of or relating to this Agreement, the Separation Agreement or any other Ancillary Agreement, the documents referred to in this Agreement, or any of the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Legal Proceeding except in such courts, (ii) agrees that any claim in respect of any such Legal Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such state or federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Legal Proceeding in the Court of Chancery of the State of Delaware or such state or federal court. Each of the Parties agrees that a final judgment in any such Legal Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. To the fullest extent permitted by Law, each Party irrevocably consents to service of process in the manner provided for notices in Section 8.16. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE SEPARATION AGREEMENT OR THE OTHER ANCILLARY AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SEPARATION AGREEMENT, THE OTHER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, THE SEPARATION AGREEMENT AND THE OTHER ANCILLARY AGREEMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) EACH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15(b).

Section 8.16 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when delivered by facsimile (solely if receipt is confirmed) or email (so long as the sender of such email does not receive an automatic reply from the recipient’s email server indicating that the recipient did not receive such email), addressed as follows:

If to: PartX:

5650 El Camino Real

Carlsbad, CA 92008

Attn: Chief Executive Officer

Email:

Fax:

If to: Nxt-ID:

Nxt-ID, Inc.

1627 U.S. Highway 1

Unit 206

Sebastian, FL 32958

Attn: Gino M. Pereira, Chief Executive Officer

or to such other address addresses as the Parties hereto may from time to time designate in writing. Any notice to Nxt-ID will be deemed notice to all members of the Nxt-ID Group, and any notice to PartX will be deemed notice to all members of the PartX Group.

Section 8.17 Coordination with Ancillary Agreements. Except as explicitly set forth in the Separation Agreement or any other Ancillary Agreement, this Agreement shall be the exclusive agreement among the Parties with respect to all Tax Matters, including indemnification in respect of Tax Matters. The Parties agree that this Agreement shall take precedence over any and all agreements among the Parties with respect to Tax matters.

Section 8.18 Effective Date. This Agreement shall become effective only upon the occurrence of the Distribution.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Nxt-ID, Inc.

By:
Name:	Gino M. Pereira
Title:	Chief Executive Officer

PartX, Inc.

By:
Name:	Michael J. Orlando
Title:	President and Chief Executive Officer